EXHIBIT 99




FOR IMMEDIATE RELEASE                              CONTACT:  William M. Brickman
                                                                  (201) 939-3400


                      1ST BERGEN BANCORP DECLARES DIVIDEND


     WOOD-RIDGE, NEW JERSEY (NOVEMBER 18, 1998) . . . 1st Bergen Bancorp (NASDAQ:FBER), the holding company for South Bergen Savings Bank, today announced that its Board of Directors declared a quarterly dividend on its common stock of seven cents ($0.07) per common share. The dividend will be payable on December 31, 1998, to shareholders of record at the close of business on December 14, 1998.

     William M. Brickman, President and Chief Executive Officer, said,"The December 31st dividend payment represents the tenth consecutive quarter in which the Company has paid a cash dividend on its common stock and is reflective to Management's ongoing commitment to provide shareholder value."

     During the fourth quarter of 1998, 1st Bergen signed a Definitive Merger Agreement with Kearny Federal Savings Bank whereby Kearny would pay $24 cash for each share of 1st Bergen common stock. Kearny is a federal mutual savings bank with assets of $794 million and five northern New Jersey banking offices. The transaction is expected to close during the first quarter of 1999.

     Headquartered in Wood-Ridge, New Jersey, South Bergen Savings Bank is a federally chartered stock savings bank that conducts business from its headquarters and from its branch offices located in East Rutherford, Wanaque and Montville, New Jersey. South Bergen Savings Bank's deposits are insured by the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC).


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